Exhibit 99.1

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s to Build Second Distribution Center

Ankeny, IA, April 1, 2014—Casey’s General Stores, Inc. (NASDAQ symbol CASY) today announced that it plans to break ground on the Company’s second distribution center in November 2014. The facility will be located in Terre Haute, IN and will employ over 150 people.

“Casey’s devoted a significant amount of time and resources to the site selection process for this facility,” said Robert Myers, President and CEO. “We believe Terre Haute is the most strategic location that will enable us to expand our territory further south and east, while at the same time providing a more efficient distribution system to our existing stores.”

The distribution center will be at least 250,000 square feet with an estimated cost of $30 million. The construction project is expected to be completed in 12-18 months. In conjunction with the construction of this facility, the Company has also recently begun construction on a 38,000 square foot addition to its current distribution center in Ankeny, IA.